Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”) is made and entered into as of July 13, 2026, among Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), Essence Parent Inc., a Delaware corporation (“Parent”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture, dated December 17, 2024 (the “Indenture”), providing for the issuance of the Company’s 5.75% Convertible Senior Subordinated Notes due 2030 (the “Notes”);

WHEREAS, the Company, Parent, and Essence MergerCo Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of May 1, 2026 (the “Merger Agreement”), providing for the merger of Purchaser with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Company may consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person subject to the provisions of Section 11.01 of the Indenture, and the Merger complies with the provisions of Section 11.01 of the Indenture;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock that are (i) owned by Parent or Purchaser, (ii) owned by the Company as treasury shares or (iii) held by any person who properly exercises appraisal rights under Delaware law) will be converted into the right to receive (i) an amount in cash equal to $3.16 per share of Common Stock, without interest, plus (ii) one contractual contingent value right per share of Common Stock (each, a “CVR”), representing the right to participate in contingent payments in cash, without interest, upon the achievement of certain milestones as set forth in the Contingent Value Rights Agreement (the “CVR Agreement”), dated the date hereof, by and among Parent, the Company and the Rights Agent (as defined therein), on the terms and subject to the conditions set forth in the Merger Agreement and the CVR Agreement (each of which as may be amended or supplemented after the date hereof);

WHEREAS, the Merger constitutes a Share Exchange Event, a Fundamental Change and a Make-Whole Fundamental Change under the Indenture;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Indenture provides that at the Effective Time, the Company will execute with the Trustee a supplemental indenture, without the consent of Holders as permitted by Section 10.01(g) of the Indenture, providing that at and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property”) upon such Share Exchange Event;

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01 Settlement Upon Conversion of the Notes. In accordance with and subject to Section 14.07 of the Indenture, as a result of the Share Exchange Event, from and after the Effective Time and until the Maturity Date, each $1,000 in principal amount of the Notes is convertible in accordance with the terms of the Indenture into Reference Property. For the avoidance of doubt, the “Reference Property” shall consist of $1,032.68 in cash and 326.7974 CVRs per $1,000 principal amount of Notes so converted; provided that Parent and/or the Company shall not be obligated to issue any fractional CVRs.

Section 2.02 Notes Surrendered in Connection with Make-Whole Fundamental Change. As a result of the Merger, a Make-Whole Fundamental Change has occurred under the Indenture. Accordingly, a Holder who converts its Notes in connection with such Make-Whole Fundamental Change shall be entitled to receive $1,232.62 in cash (reflecting the requisite increase to the Conversion Rate pursuant to Section 14.03 of the Indenture) and 390.0701 CVRs per $1,000 principal amount of Notes so converted; provided that Parent and/or the Company shall not be obligated to issue any fractional CVRs.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Severability. In the event any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.02 Modification, Amendment and Waiver. The provisions of this Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Indenture.

Section 3.03 Ratification of Indenture; Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Supplemental Indenture shall become effective simultaneously with the Effective Time.

Section 3.04 Governing Law. THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05 Trustee. The recitals and statements contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee is not charged with any knowledge of the Merger Agreement or any of the terms thereof.

Section 3.06 Multiple Counterparts; Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes. This Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by an Officer of the Company), in English and permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC, in each case, to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.

Section 3.07 Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08 Successors. All of the covenants, stipulations, promises and agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 3.09 No Defaults. Immediately after giving effect to the Share Exchange Event contemplated under this Supplemental Indenture, the Company represents and warrants that no Default or Event of Default shall have occurred or be continuing.

Section 3.10 No Security Interest Created. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 3.11 Benefits of Indenture. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any Custodian, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Supplemental Indenture to be executed by its duly authorized officers as of the date first written above.

ESPERION THERAPEUTICS, INC.

By:	/s/ Sheldon L. Koenig
Name: Sheldon L. Koenig
Title: President and Chief Executive Officer

ESSENCE PARENT INC.

By:	/s/ Justin Bateman
Name: Justin Bateman
Title: President and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A, Hahn
Name: Joahua A, Hahn
Title: Vice President

[Signature Page to Second Supplemental Indenture]